BEDFORD BANCSHARES, INC. AND SUBSIDIARY

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE




                                                       Three Months Ended
                                                           December 31
                                                    ------------------------
                                                        1997        1996
                                                    ----------   -----------

Basic Earnings Per Share:

Net Income ......................................   $  384,000   $  357,000
                                                    ==========   ==========
Average Shares Outstanding, Net of
  unallocated ESOP Shares (54,667 and 61,793
    at December 31, 1997 and 1996, respectively.)    1,087,758    1,081,582
                                                    ==========   ==========

Basic Earnings Per Share ........................   $     0.35   $     0.33
                                                    ==========   ==========




Diluted Earnings Per Share:

Net Income ......................................   $  384,000   $  357,000
                                                    ==========   ==========
Average Shares Outstanding, Net of
  unallocated ESOP Shares (54,667 and 61,793
    at December 31, 1997 and 1996, respectively.)    1,087,758    1,081,582
  Add:
    Dilutive effect of RRP Plan shares ..........       10,127       12,656
    Dilutive effect of Stock Options ............       63,744       37,980
                                                    ----------   ----------

Average Shares Outstanding ......................    1,161,629    1,132,218
                                                    ==========   ==========

Diluted Earnings Per Share ......................   $     0.33   $     0.32
                                                    ==========   ==========




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